Exhibit 99.(e)(2)

SELLING GROUP AGREEMENT

PACIFIC SELECT DISTRIBUTORS, LLC

700 Newport Center Drive

Newport Beach, California  92660

Dear Financial Services Firm:

As distributor, we invite you to join a selling group (“Selling Group”) for the distribution of shares of the series of the Pacific Funds Series Trust (the “Trust”) (each series herein called a “Fund”), but only in those locations in which the shares of the Trust may legally be offered for sale.  On behalf of the Trust, we offer to sell to you shares of each Fund on the following terms:

1.  No Agency.  In all sales of these shares to the public, you shall act as dealer for your own account, and in no transaction shall you have any authority to act as agent for the Trust, for us or for any other member of the Selling Group.

2.  Orders.  Orders received from you will be accepted by us and by the Trust only at the public offering price applicable to each order, as established by the prospectus contained in the Fund’s currently effective registration statement as amended or supplemented (together with the Fund’s statement of additional information, the “Prospectus”), subject to the discount, commission or other concession, if any, as provided in the Prospectus.  The procedures for handling orders shall be subject to the instructions which we shall forward to you from time to time.  Upon receipt from you of any order to purchase shares of a Fund, we shall confirm to you in writing or by wire.  Additional instructions may be forwarded to you from time to time, and we reserve the right to direct you to place orders directly with the Trust’s transfer agent.  All orders are subject to acceptance or rejection by us in our sole discretion and by the Trust in its sole discretion.  The Trust reserves the right, at its discretion and without notice, to suspend the sale of Funds shares or withdraw entirely the sale of Fund shares or any or all Funds of the Trust.

Distributor will make available to you a list of states or other jurisdictions in which shares of the Funds are eligible for sale, which list may be revised from time to time.  You agree to sell or offer to sell shares of the Fund only in the states and other jurisdictions appearing on the most recent list received by you from distributor.

Neither the Trust nor the transfer agent acting on the Trust’s behalf will establish, maintain, administer, or manage: (i) an account for a foreign financial institution to receive deposits from, or to make payments or other disbursements on behalf of, the foreign financial institution, or to handle other financial transactions related to the foreign financial institution; or (ii) an account that requires an aggregate deposit or $1,000,000 or more, that is established for the benefit of one or more non-U.S. persons who are direct or beneficial owners of the account, and is assigned to, or administered by, an agent of the Trust who acts as a liaison between the Trust and the direct or beneficial owner of the account.

3.  Public Offering Price.  You may offer and sell shares to your customers or, if applicable, to customers of your introducing broker-dealers only at the public offering price determined in the manner described in the Prospectus.  The customers in question are for all purposes your customers and not customers of ours, and you shall be responsible for opening and maintaining the accounts of your customers.  The public offering price is the net asset value per share as provided in the applicable Prospectus plus, if applicable, a sales charge from which you shall receive a discount as provided in the Prospectus.  You shall receive a sales commission, if applicable, equal to a percentage of the amount invested, as provided in the Prospectus.  You shall receive a distribution fee and/or service fee, if applicable, as provided in the Prospectus or as otherwise established by us, which fee shall

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be payable with respect to such assets, for such periods and at such intervals as are from time to time specified by us.  The discounts or other concessions to which you may be entitled in connection with sales to your customers pursuant to any special features of the Funds (such as cumulative discounts, letters of intent, etc., the terms of which shall be as described in the Prospectus and related forms) shall be in accordance with the terms of such features.  Sales charges and discounts may be subject to reduction in a variety of circumstances as may be described in the Prospectus.  To obtain the benefit of any such reductions, we must be notified when the sale takes place if it qualifies for the reduced charge.  There is currently no sales charge or selling concession on purchases of shares by the reinvestment of dividends or capital gains distributions.  Our liability to you with respect to the payment of any distribution and/or service fee is limited to the proceeds received by us from the Trust under the distribution and/or service plans with respect to any class of shares of a Fund, and you waive any right you may have to payment of any such fee until we are in receipt of the proceeds from the Trust that are attributable to investments in the Funds by your customers.  You will not be entitled to receive a sales commission or any distribution and/or service fee with respect to shares held for your own account, and which account(s) must be identified to us by you.

4.  CDSC.  We shall be entitled to any contingent deferred sales charges (“CDSC”) on any shares sold.  If any CDSC is waived for certain partial or complete redemptions as described in the applicable Prospectus, then in any such case you shall remit to us promptly an amount equal to the commission or distribution and/or service fee paid by us to you on such shares when initially sold less an adjustment equal to the payments received by us on such shares pursuant to the distribution and/or service plans described in Section 15 hereof. This shall exclude waivers due to death or permanent disability, as described in the applicable Pacific Life Funds Prospectus.

5.  Responsibility of Selling Group Member.  By accepting this Selling Group Agreement (“Agreement”), you agree:

(a)         That you will purchase shares only from us or from your customers.

(b)                           That you will purchase shares from us only to cover purchase orders already received from your customers, or for your own bona fide investments.

(c)                            That you will not purchase shares from your customers at a price lower than the applicable repurchase or redemption price established by or for a Fund.  You may, however, sell shares for the account of your customer to the Funds, or to us as agent for the Trust, at the applicable repurchase or redemption price currently quoted by or for the Funds and charge your customer a fair fee for handling the transaction, which you should disclose to your customers.

(d)                           That you will not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding.

(e)                         That you will not sell shares of a Fund short.

(f)                          That you will provide the appropriate breakpoint for Customers in a given transaction or series of transactions in accordance with FINRA requirements.

(g)                        That you will not open an omnibus account (“Omnibus Account”) on behalf of your customer accounts (each a “Beneficial Owner”) (in which you aggregate and process your customer orders and holdings in one or more Funds into/through one Omnibus Account) without first entering into an administrative services agreement (“Omnibus Account Agreement”) in a form provided to you by us governing the services provided by you to these Beneficial Owners for which you intend to be the record owner of Fund shares, and that you will provide us with at least thirty (30) days’ prior written notice of your intention to establish an Omnibus Account.

6.  Conditional Orders.  We will not accept from you any conditional orders for shares.

7.  Repurchase or Redemption.  If any shares confirmed to you under the terms of this Agreement are repurchased or redeemed by the Trust or by us as agent for the Trust, or are tendered for repurchase or redemption, within seven business days after the date of our confirmation of the original purchase order, you shall forthwith

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refund to us the full discount, commission, finder’s fee or other concession, if any, allowed or paid to you on such shares.

8.  Records.  In accordance with the requirements of federal and state laws and rules of applicable self-regulatory organizations  (“SROs”) as defined in the Securities Exchange Act of 1934, as amended (“Exchange Act”), including but not limited to the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) (“FINRA Rules”), you shall maintain complete records concerning the sale of Fund shares, information regarding your customers relating to the sale and/or servicing of Fund shares, including the manner and extent of distribution of any sales and marketing or other solicitation material.  You shall make such records and files available to our staff or the staff of Pacific Life Insurance Company (“Pacific Life”) at such times as we or Pacific Life may reasonably request and shall make such material available to personnel of the FINRA, Securities and Exchange Commission (“SEC”) or other regulatory agency that has regulatory authority over us, the Trust or Pacific Life.

9.  Payment for Shares.  Payment for Fund shares shall be in New York clearing house funds and must be received by the Fund’s agent within three days after our acceptance of your order (or such shorter time period as may be required by applicable regulations).  If such payment is not received, your order will be cancelled and you will be held responsible for any loss incurred by the Fund or by us, including loss of profit suffered by us, as a result of failure of you or your customer to make such payment.

10.  Shares.  Shares sold to you hereunder shall be available in negotiable form for delivery against payment, unless other instructions have been given.  Share certificates will not be issued.

11.  Sales.  All sales will be made subject to issuance of shares by the Fund.  We reserve the right, in our discretion, without notice, to suspend sales or withdraw the offering of shares entirely.  Sales charges, discounts, commissions or other concessions, and fees of any kind provided for hereunder are subject to change at any time by the Trust and us, and any new orders for shares placed after the effective date of such change will be subject to the rate(s) in effect at the time of receipt of the order by us or by the Fund.

We may offset, against any claim for commission and any other compensation payable to you under this Agreement, any existing or future indebtedness, which arises under this Agreement.  Such indebtedness shall constitute a first lien against any such compensation.  You may not offset, against any such indebtedness, any compensation accruing under this Agreement.

12.  Prospectus.  References herein to the applicable “Prospectus” shall mean all prospectuses and all statements of additional information of the Fund, as from time to time in effect.  Any changes, modifications or additions reflected in any such applicable Prospectus shall be effective on the date of such applicable Prospectus (or supplement thereto) unless specified otherwise.

13.  Representations Regarding Funds.  No person is authorized to make any representations concerning shares of the Funds except those contained in the Prospectus and in printed information subsequently issued by us or by the Trust as information supplemental to the Prospectus.  If you wish to use your own advertising or sales materials with respect to a Fund, all such advertising must be approved by us prior to use.  You shall be responsible for any required filing of such advertising or sales materials with the FINRA or any other applicable regulatory authority.

14.  Representations and Warranties.  Each party’s representations, warranties and covenants set forth in this Agreement are continuous during the term of this Agreement, and each party agrees to notify the other party immediately, in writing, if, at any time during the course of this Agreement, any of the representations, warranties or covenants set forth herein become inaccurate or untrue of the facts related thereto.

We represent, warrant and covenant that the Prospectus(es) relating to the Funds, that are and shall be in effect from time to time, contain no untrue statements of material fact and do not omit to state material facts, the omission of which makes any statement contained in such Prospectus(es) misleading.

You represent, warrant, and covenant that:

(a)                     either (i) that you are a security dealer registered with the SEC under the Exchange Act and a member in good standing of the FINRA; that you agree to comply with all state and federal

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laws, rules and regulations applicable to transactions hereunder and to the Conduct Rules of the FINRA; that you will ensure that none of your registered representatives shall sell or recommend for sale any Fund to any person without reasonable grounds for believing, after appropriate inquiry; that the purchase of that Fund by your customers is suitable for that person; that you will notify us immediately in the event of your expulsion or suspension from the FINRA;  that you have established rules, procedures, and supervisory and inspection techniques necessary to train and to supervise diligently the activities of your FINRA registered representatives.

(b)                     you will not offer to sell shares of a Fund in any state or other jurisdiction in which it may not lawfully be offered for sale, and that you will not offer or sell shares of a Fund except under circumstances that will result in compliance with applicable federal and state or other securities laws;

(c)                      you will furnish to each person to whom any such sale or offer is made a copy of the applicable then-current Prospectus, copies of which shall be supplied to you in reasonable quantity upon your request;

(d)                     you will provide (or arrange for the provision of) transaction confirmations as required under applicable law and regulation;

(e)                      you will be responsible for the proper instruction and training of all sales personnel employed or registered as a broker or sales representative with you, in order for the Fund shares to be offered in accordance with the terms and conditions of this Agreement, and all applicable laws, rules and regulations;

(f)                       you will obtain from each customer to whom you sell shares any taxpayer identification number certification required by Section 3406 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and to provide us or our designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding in accordance with Section 3406 of the Code and the regulations thereunder;

(g)                      you will have in place anti-money laundering (“AML”) procedures to prevent and detect money laundering and to comply with United States Federal AML laws applicable to investor activity, including the Bank Secrecy Act and the USA PATRIOT Act of 2001 and other related SEC, SRO and U.S. Treasury Department regulations or in guidance issued by regulators, and where applicable, relevant rules of the bank regulatory agencies.  You will have undertaken appropriate inquiry and due diligence regarding the customers that you introduce or on whose behalf you purchase fund shares, and that, to your knowledge, no such customers are individuals or entities identified on the lists of prohibited persons administered by the Officer of Foreign Assets Control, U.S. Department of the Treasury (including the list of Specially Designated Nationals), and are not nationals of or located in countries subject to the U.S. embargo, including without limitation, Iran, Sudan and Cuba.  It is your responsibility to take all reasonable steps to determine: (i) the true identity of the customer; (ii) the source of the customer’s funds; and (iii) that the customer is not involved in money laundering activities.  It is also your responsibility to comply with any other “know your customer” requirements.  Unless otherwise agreed, you will monitor customer transactions in order to detect attempted or actual money laundering and will file Suspicious Activity Reports when warranted as well as fulfill other reporting requirements. We will cooperate and share information with each other to the extent necessary to conduct due diligence monitoring of suspicious customer activity and in accordance with the safe harbor provisions of the USA PATRIOT Act. You agree to promptly provide us, upon our request, with documentation relating to your anti-money laundering policies, procedures and analysis, including the results of independent audits of your AML program; and

(h)                     you shall not engage in, authorize or facilitate market timing or late trading in the Funds (for your own account or for the accounts of your customers) and shall assist us and the Trust in

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identifying and preventing market timing (including, but not limited to, (a) the imposition of any applicable redemption fee on the sale or exchange of fund shares; (b) providing, at our request, the Taxpayer Identification Number, and amounts and dates of transactions by each participant who purchased, redeemed, transferred or exchanged any shares of the applicable Funds not held directly with the Funds (per SEC Rule 22c-2); and (c) implementing instructions from us to restrict or prohibit further purchases or exchanges by specified participants who have been identified by us as having engaged in transactions that violate the Funds’ market timing policies) and late trading in the Funds, in accordance with the terms of the applicable Prospectus.  You shall provide to us or the Trust your market-timing and late-trading policies upon request.  You further represent that you will perform a review of your internal controls and procedures to determine if such controls and procedures are reasonably designed to (i) prevent the submission of any order received after that day’s deadline for submission of orders for pricing based upon that day’s net asset value per share; and (ii) prevent the purchase of Fund shares by an individual or entity whose stated objectives are not consistent with the policies summarized in the applicable Prospectus designed to protect the best interests of long-term investors, particularly where the individual or entity may be seeking market timing or arbitrage opportunities through such purchase.

(i)                         you will assist us and our affiliates in providing the following services to shareholders of the Funds: (i) maintaining regular contact with shareholders and assisting in answering any inquiries about the Funds; (ii) assisting in the establishment and maintenance of shareholder accounts and records; (iii) assisting shareholders in effecting administrative changes to their accounts (e.g., dividend options, account designations, address changes, and automatic investment or redemption options); (iv) assisting in processing transactions; and (v) providing any other information or personal services to shareholders as we may reasonably request.

(j)            Agreement to Provide Information.  You agree to provide us and our affiliates, upon written request, the taxpayer identification number (“TIN”), if known, of any or all shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account maintained by you during the period covered by the request.

a.  Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. We may request transaction information older than 90 days from the date of request as we deem necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of value of the outstanding shares issued by the Fund.

b.  Form and Timing of Response. You agree to transmit the requested information that is on your books and records to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide (as defined below) to the Fund the requested information regarding shareholders who hold an account with an indirect intermediary or (ii) if directed by the Fund, block further purchases of Fund shares from such indirect intermediary. In such instance, you agree to inform the Fund whether you plan to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.  For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.  The term “provide or arrange to provide” means if the record keeping is not done on the books and records maintained by you, that you will provide the information request to your indirect intermediary and will reasonably assist us or the Fund agent in working with your indirect intermediary to obtain the information through another means.

c.  Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

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Agreement to Restrict Trading.  You agree to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Fund shares by a shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

a.     Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.     Timing of Response.  You agree to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions.

c.     Confirmation.  You must provide written confirmation to the Fund that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.  The term “written” includes electronic writings and facsimile transmissions.

15.  Distribution and/or Service Fee.  So long as we are the distributor of the Trust and this Agreement remains in effect, we agree to pay to you each quarter a distribution and/or service fee at annual rates and for the shares classes set forth in the applicable Prospectus, applied to the average daily net assets of the applicable share class of each Fund in such quarter with respect to the shares of each applicable class of each Fund which are held in accounts by you for your customers.  The fee will be accrued daily as of each business day and paid quarterly in arrears by the 15th day after the close of each calendar quarter; provided, however, that such fee will be paid only upon receipt by us of such distribution and/or service fee from the Trust with respect to the applicable class of shares of the applicable Fund.  Each quarter’s fee shall be determined independently of every other quarter’s fee.  For the quarter in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the quarter.  Such fee will be paid by us to you only out of such Fund’s applicable distribution and/or service fee payments made pursuant to the distribution and service plans adopted with respect to Classes B, C, and R of each Fund, as applicable,  pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and made pursuant to the non 12b-1 service plan adopted with respect to the Class A shares of each Fund (together the “Plans”), in consideration of distribution and/or client services furnished by you hereunder with respect to each such Fund and its shareholders, except to the extent we agree to pay any portion of the distribution and/or service fee out of our own assets, and will only be paid with respect to any quarter to the extent such payments comply with the limitations on sales charges applicable to the sale of shares of open-end investment companies under Rule 2830(d) of the Conduct Rules of FINRA.  Any such payments made pursuant to this Section 15 shall be subject to the following terms and conditions:

(a)                                 Any such payment shall be in such amounts as we may from time to time advise you in writing but in any event not in excess of the amounts permitted under the applicable Plans, except to the extent we agree to pay any portion of the distribution and/or service fee out of our own assets.  Any such payments shall be in addition to any dealer discount or sales commission allowed to you pursuant to this Agreement.

(b)                                 The provisions of this Section 15 relate to the Plans.  In accordance with Rule 12b-1, any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Section 15 shall provide the Trust’s Board of Trustees (the “Board”), and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

(c)                                  You shall provide to us and the Trust each calendar quarter such information as shall reasonably be requested by us or the Trustees with respect to the fee paid to you under this Section 15 and the use of such fee.

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(d)                                 You shall promptly deliver to the Board or to us upon reasonable request such information as is reasonably necessary to permit the Board to make an informed determination whether to continue the Plans.

(e)                                  In the event of the assignment (as defined by the 1940 Act) of this Agreement or in the event any Plan is terminated, is not continued, or ceases to remain in effect, then the provisions of this Section 15 shall automatically terminate with respect to the shares covered by such assignment or such terminated Plan.

16.  Indemnification.  We agree to indemnify and hold you, your officers, directors, agents and employees (collectively, “You”), harmless against any and all losses, claims, damages, or liabilities to which You may become subject under the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement for the Funds filed pursuant to the Securities Act, or any Prospectus included as part thereof, as from time to time amended and supplemented, or in any advertisement or sales literature provided to You by us or the Trust.   Furthermore, we agree to indemnify and hold You harmless from any liabilities or losses resulting from the breach of any term of this Agreement or applicable law or regulation or wrongful or negligent act by us, our officers, directors, employees, representatives and agents, including, without limitation, failure to be registered as required as a broker/dealer under the Exchange Act, or licensed in accordance with the rules of any applicable SRO, or failure to comply with any other registrations and/or licenses required by applicable law.

You agree to release, hold harmless and indemnify us, Pacific Life, the Trust, their affiliates and their officers, directors, trustees, representatives and agents (collectively, “Indemnified Persons”), from any liabilities or losses resulting from the breach of any term of this Agreement or applicable law or regulation or wrongful or negligent act by you or your directors, officers, employees, agents, or representatives (collectively, a “Covered Person”), including, without limitation, failure to be registered as required as a broker/dealer under the Exchange Act, or licensed in accordance with the rules of any applicable SRO, or failure to comply with any other registrations and/or licenses required by applicable law, or resulting from requests, directions, actions or inactions of a Covered Person regarding the purchase, redemption, repurchase or transfer of registration of shares of the Funds for accounts of you or your customers and other shareholders (including, but not limited to, transaction error corrections) or from any unauthorized or improper use of any on-line computer facilities administered by us or our affiliates.   Furthermore, you agree to hold harmless and indemnify the Indemnified Persons against any and all claims, liabilities and expenses including, without limitation, reasonable attorneys’ fees and expenses and any loss attributable to the Funds, that any Indemnified Person may incur from liabilities resulting from or arising out of or based upon (a) any untrue or alleged untrue statement by a Covered Person other than statements contained in the registration statement or the Prospectus(es) relating to the Funds, (b) (i) any inaccurate or misleading, or allegedly inaccurate or misleading sales material used by a Covered Person in connection with any marketing or solicitation relating to the Funds, other than sales material provided preprinted by us or the Trust, and (ii) any use of any sales material by a Covered Person that either has not been specifically approved in writing by us or the Trust or that, although previously approved in writing by us or the Trust, has been disapproved, in writing by us or the Trust, for further use, or (c) any act or omission of a Covered Person.

Each party has the duty to mitigate damages for which the other party may become responsible.

17.  Fidelity Bond.  You represent and covenant that all of your directors, officers and employees who have access to funds of ours, the Trust or your customers are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement and other defalcation, issued by a bonding company rated A- or better from A.M. Best or equivalent rating from another nationally recognized statistical rating organization.  This bond shall be maintained at your expense.  Such bond shall be at least equivalent to the minimal coverage required under the FINRA Rules.  You acknowledge that we may require evidence that such coverage is in force, and you shall promptly give notice to us of any notice of cancellation or change of coverage.

You assign any proceeds received from the fidelity bond company, error and omissions or other liability coverage, to us or the Trust to the extent of our or the Trust’s loss due to activities covered by the bond.  If there

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is any deficiency, you will promptly pay us or the Trust the amount of such deficiency on demand.  You shall indemnify and hold harmless us or the Trust from any such deficiency and from the cost of collection.

18.  Periodic Reports.  You shall prepare such periodic reports for us as shall reasonably be requested by us.  You agree to promptly inform the Trust or us of all written complaints received by you from Fund shareholders relating to the maintenance of their accounts and shall promptly answer all such complaints and other similar correspondence.  You shall provide the Trust and us on a timely basis with such information as may be required to complete various regulatory forms.

19.  Fund Reports.  Unless otherwise mutually agreed in writing, we or the Trust shall deliver or cause to be delivered to each of the customers who purchase shares of the Funds through you copies of all annual and interim reports and any other information and materials relating to the Funds and prepared by or on behalf of the Trust, the Funds or their investment adviser, custodian, transfer agent or dividend disbursing agent for distribution to such customer. You may not publish any advertisement or distribute sales literature or other written material to the public which makes reference to us, Pacific Life or the Funds (except material which we have provided to you) without our prior written approval.

20.  Share Classes and Funds.  Each Fund may be divided into one or more classes of shares, certain of which may only be available to specific classes of investors.  Future classes of shares may be offered at net asset value and may or may not have an initial sales charge, an early withdrawal charge, a CDSC, an asset-based distribution fee, an asset-based service fee, and/or a conversion feature.  In addition, the Trust may organize and offer new Funds from time to time.  Please see the applicable Prospectus for a more complete description of the Funds available and the share classes available with respect to each Fund, and the distinctions between the classes of shares.    You may be informed by us of any new Funds or share classes (“New Product”) and their related compensation schedules.  If you place an order with us or the Trust for any New Product, the terms of this Agreement shall be applicable to your activities, and you shall be deemed to have accepted the relevant compensation schedule with respect to the New Product.

21.  Binding Agreement.  This Agreement shall be binding upon both parties hereto when executed by both parties and shall be in substitution of any prior Selling Group agreement between you and us regarding Fund shares.  The payment of related distribution and/or service fees, if any, shall be subject to the Plans adopted by the Funds with respect to each class of shares.  It is expressly recognized by each party hereto that the Trust and Pacific Life are intended third party beneficiaries of this Agreement.

22.  Liability.  We shall be under no liability to you except for obligations expressly assumed by us herein.

23. General Provisions.

23.1  Waiver. Failure of any of the parties to insist promptly upon strict compliance with any of the obligations of any other party under this Agreement will not be deemed to constitute waiver of the right to enforce strict compliance.

23.2  Independent Contractors.  You and your agents, registered representatives, and employees are each an independent contractor and not an employee or subsidiary of ours or of Pacific Life or the Trust.  Nothing contained in this Agreement or otherwise shall be deemed to make any of your agents, registered representatives or employees an employee or agent of ours or of Pacific Life or the Trust for tax or any other purposes.  Neither we, Pacific Life, nor the Trust shall have any responsibility for training or supervision of any such agent or registered representative or of any other of your or your affiliates’ employees.

23.3  Assignment.  This Agreement is not assignable or transferable, except that we may assign or transfer this Agreement to any successor firm or corporation which becomes the distributor of the shares of the Funds, to the extent permitted under applicable law.

23.4  Notices.  Any notice required or otherwise given pursuant to this Agreement may be given electronically by facsimile or electronic mail (but not orally by telephone) or by mail, postage paid, (including any express mail service), transmitted to us at the address in the heading above and to you at the address specified below, unless changed by notice given in accordance with this Agreement.

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23.5  Severability.  To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner consistent with such law or regulation.  The invalidity or illegality of any provisions of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

23.6  Confidential Information.   Each party acknowledges that in the course of performing this Agreement, it may learn confidential business, trade secret, proprietary or other like information concerning the other party or third parties to whom the other party has an obligation of confidentiality.  Each party agrees that it will use such information only as may be necessary in the course of performing duties, receiving services or exercising rights under this Agreement, that it will not disclose such information orally or in writing to any third party without the prior written consent of the other party, and that it will take at least such precautions to protect the other party’s confidential and proprietary information as it takes to protect its own. Each party agrees that it will immediately notify the other party if it learns of any unauthorized disclosure by it of Confidential Information and to cooperate in any reasonable investigation the other party determines is reasonably necessary as the result of such disclosure.  The parties further agree to comply with all applicable federal, state and local laws pertaining to the treatment of non-public personal information and breach of data security.

23.7  Privacy.  The parties acknowledge that as a result of this Agreement, each party may have access to and receive from the other party non-public personally identifiable financial and/or health information (NPI), as defined in federal and state law, regarding consumers, customers, former customers and/or their beneficiaries.  The parties agree to maintain the confidentiality of such NPI and shall not use, disclose, furnish or make accessible such NPI to anyone other than authorized employees and agents of that party as necessary to carry out the party’s obligations under this Agreement.  Each party further agrees to establish and maintain administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the NPI.   The Parties agree to transmit NPI only by means of reasonable confidential transmission devices including, when appropriate and without limitation, protected electronic transmission devices.  The Parties agree that a Recipient shall not reproduce NPI disclosed to it except to the minimum extent reasonably required for the facilitation of the Agreement. At the request of the party that owns the NPI, or in the absence of such request, upon termination of this Agreement, the other party shall promptly return all NPI which has been provided to it, or dispose of such NPI in a manner agreed upon by the parties, unless the party is required to maintain such NPI under federal or state laws or regulations. Each party agrees that it will immediately notify the other party if it learns of any unauthorized disclosure by it of NPI and to cooperate in any reasonable investigation the other party determines is reasonably necessary as the result of such disclosure. The parties further agree to comply with all applicable federal, state and local laws pertaining to breach of data security.

23.8        Compliance. The parties agree to abide by all federal and state law, rules and regulations and SRO regulations applicable to such party in connection with the performance of its obligations under this Agreement. State and federal law, rules and regulations may require that the parties periodically obtain certain certifications from each other.  The parties agree to promptly provide to each other any required certifications.  In the event a party fails to provide such certification within the requested timeframe, the other party may take any necessary and appropriate action, including, but not limited to, terminating this Agreement.

23.9  Amendments.  Except as expressly provided herein, you agree that we have and reserve the right, in our sole discretion, to modify or amend this Agreement, and the schedules thereto, upon ten (10) days’ written notice to you of such modification or amendment, which shall be deemed received the earlier of actual receipt or ten (10) days after mailing or transmission, and which shall be effective on the date stated in such notice.  No amendment will impair the right to receive commissions as accrued with respect to Fund shares sold prior to the amendment.

23.10  Duration and Termination.  This Agreement shall continue until terminated without penalty by you or by us as provided for in this Section 23.10.  Either party may terminate this Agreement by notice in writing to the other, which termination shall become effective thirty (30) days after the date of mailing such notice.  This Agreement may be terminated with respect to a Fund or a class of shares thereof at any time, without payment of any penalty, by vote of a majority of the disinterested trustees of the Trust (as defined in the Plans), or by vote of a majority of the class of shares of such Fund for which services are provided hereunder, on 60 days’ written notice.  This Agreement shall terminate automatically in the event of its assignment by you (as such term is defined in the 1940 Act).  Without limiting the foregoing, we may terminate this Agreement for cause on violation by you

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of any of the provisions of this Agreement, said termination to become effective on the date of mailing notice to you of such termination. Your expulsion from the FINRA will automatically terminate this Agreement without notice and your suspension from the FINRA or your violation of applicable state or federal laws or rules and regulations of an authorized regulatory agency will terminate this Agreement effective upon the date of our mailing notice to you of such termination.  The failure to assert our right to terminate this Agreement for cause will not be construed as a waiver of any provision of this Agreement nor of our right to enforce said provision thereafter.

23.11  Governing Law.  This Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  You consent to the jurisdiction of the courts of the State of Delaware and to the jurisdiction of federal courts located within Delaware.  This Agreement is subject to the Prospectus(es) from time to time in effect, and, in the event of a conflict, the terms of the Prospectus(es) shall control.

23.12  Complaints and Investigations.  The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to each such party and any of their directors, trustees, officers, employees, agents or representatives or their affiliates to the extent that such investigation or proceeding is in connection with any of the activities governed by this Agreement.  Without limiting the foregoing: (a) you shall promptly notify us of any complaint or comment regarding the Funds or the shares of the Funds or any allegations that you or your directors, trustees, officers, employees, agents or representatives or their affiliates violated any law, regulation or rule in connection with the activities governed by this Agreement; (b) you shall promptly investigate any such complaints or allegations, take appropriate remedial measures and notify us of the same; and (c) you shall cooperate fully with us and the Trust in any regulatory or judicial proceeding involving your activities under this Agreement.

23.13  Survival.  All representations and warranties made in or pursuant to this Agreement and the provisions of Sections 23.6, 23.7 and 23.12 hereof, shall survive termination of this Agreement.  Notwithstanding the preceding sentence, any actions or inactions of any party hereto during the term of this Agreement shall be governed by this Agreement as in effect at the time of such action or inaction.

23.14  Entire Agreement.  This Agreement shall constitute the entire agreement among the parties and supersedes all prior agreements and understandings, whether written or verbal.

23.15  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts each of which when so executed and delivered shall be an original, but all of which taken together shall constitute one and the same instrument.

By signing below, each of the undersigned agrees to have read and be bound by the terms and conditions of this Agreement.  Each of the undersigned acknowledges receipt of a copy of this Agreement.

Pacific Select Distributors, LLC:

By:
Authorized Signature

Title:

Date:

By:
Authorized Signature

Title:

Date:

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PLEASE COMPLETE THE INFORMATION BELOW:

ACCEPTED AND CONFIRMED BY THE UNDERSIGNED FINANCIAL SERVICES FIRM:

Firm Name:

Address:	Printed Name:

Signature:

Telephone Number:	Title:

Fax Number:	Dated:

PF-Standard SGA-01/2020	Page 11 of 11